EXHIBIT 99.1

BBCN Bancorp Completes Merger With Foster Bankshares

LOS ANGELES, Aug. 13, 2013 (GLOBE NEWSWIRE) -- Los Angeles-based BBCN Bancorp, Inc. (Nasdaq:BBCN), the holding company of BBCN Bank, today announced that the company has completed the acquisition of Foster Bankshares, Inc., the holding company of Foster Bank, which is based in the Chicago metropolitan area. With the merger completed, BBCN has total assets in excess of $6.2 billion and nearly $5.0 billion in total deposits, using the combined balance sheets of BBCN and Foster as of June 30, 2013. The acquisition adds eight branches in Illinois and one branch in Virginia to BBCN's nationwide footprint, giving the Bank a total of 54 branches in California, Illinois, New York, New Jersey, Washington and Virginia.

Effective today, all former Foster Bank branches and offices will operate under the BBCN Bank banner. The transaction positions BBCN as the leading Korean-American bank in the Midwest and provides BBCN with its first branch in the greater Washington D.C. metropolitan area.

"We have taken another key step forward in differentiating BBCN as the premier Korean-American bank in the nation," said Kevin S. Kim, Chairman and Chief Executive Officer of BBCN Bancorp. "With the addition of Foster Bank, BBCN is now the dominant Korean-American bank in all five of our core geographic markets, including Southern California, Northern California, Seattle, the New York/New Jersey metropolitan area and Chicago. Our integration planning has gone smoothly and the systems integration is on track to be completed before year-end. With the revenue enhancement and cost savings opportunities available through this merger, we expect the transaction to be accretive in the first year of operations, excluding merger-related expenses, and to have a positive impact on our core earnings power beginning in 2014. Foster Bank has a rich heritage of supporting Korean-Americans and other ethnic groups in the greater Chicago markets since its founding in 1989, and we look forwarding to further strengthening our partnership with the community."

Pursuant to the merger agreement, Foster shareholders may elect to receive the cash price of $34.6703 per share or, for shareholders who qualify as accredited investors, 2.62771 shares of BBCN common stock for each share of Foster Bankshares or a combination thereof, with no limitations on the consideration mix. Foster has no outstanding options or warrants.

BBCN was advised by the investment banking firm of Keefe, Bruyette & Woods, a Stifel Company, and the law firm of Arnold & Porter LLP. Foster Bankshares was advised by the investment banking firm of FIG Partners LLC and the law firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean-American bank in the nation with $5.9 billion in assets as of June 30, 2013. The acquisition of Chicago-based Foster Bankshares, Inc. on August 13, 2013 increased the company's total assets to $6.2 billion. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 54 branches in California, Illinois, New York, New Jersey, Washington and Virginia, along with six loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California and Annandale, Virginia. BBCN specializes in core business banking products for small- and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Foster Bankshares, Inc. is the holding company of Foster Bank, the only Korean-American Bank headquartered in the Midwest. Established in Chicago in February 1989, Foster Bank serves the banking needs of Korean-American and other ethnic communities through eight branches in the Chicago metropolitan area and one branch in Northern Virginia. Foster Bank employs 112 full-time equivalent employees and its deposits are insured by the FDIC to the extent provided by law. Foster Bank is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains statements regarding the proposed transaction between BBCN Bancorp and Foster Bankshares, future financial and operating results, benefits and synergies of the proposed transaction and other statements about the future expectations, beliefs, goals, plans or prospects of the management of each of BBCN Bancorp and Foster Bankshares. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of each of BBCN Bancorp and Foster Bankshares and the combined company, as well as the businesses and markets in which they operate. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "believes," "estimates," "anticipates," "targets," "goals," "projects," "intends," "plans, "seeks," and variations of such words and similar expressions are intended to identify such forward-looking statements, which are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to assess. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating BBCN Bancorp and Foster Bankshares and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; required governmental approvals of the merger may not be obtained on its proposed terms and schedule, or without regulatory constraints that may limit growth; competitive pressures among depository and other financial institutions may increase significantly and have an effect on revenues; the strength of the United States economy in general, and of the local economies in which the combined company will operate, may be different than expected, which could result in, among other things, a deterioration in credit quality or a reduced demand for credit and have a negative effect on the combined company's loan portfolio and allowance for loan losses; changes in the U.S. legal and regulatory framework; and adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) which would negatively affect the combined company's business and operating results.

For a more complete list and description of such risks and uncertainties, refer to BBCN Bancorp's Form 10-K for the year ended December 31, 2012, as well as other filings made by BBCN Bancorp with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, BBCN Bancorp disclaims any intention or obligation to update any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

CONTACT: Angie Yang
         SVP, Investor Relations
         213-251-2219
         angie.yang@BBCNbank.com